Exhibit 10.5 CONFIDENTIAL TREATMENT REQUESTED – EDITED COPY

NON-EXCLUSIVE DISTRIBUTION AGREEMENT

THIS NON-EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”), dated as of February 9, 2004 (the “Effective Date”) is entered into between MediCult A/S (“Distributor”), CVR-no. 10975077, a Danish corporation, having a place of business located at Møllehaven 12, DK-4040 Jyllinge, Denmark, and HALOZYME THERAPEUTICS, INC. (“Halozyme”), a California corporation, having a principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, CA 92121. The parties hereby agree as follows:

1.       Appointment and Scope.

1.1 Appointment. Subject to the terms and conditions and for the term of the Agreement, Halozyme hereby appoints Distributor as a non-exclusive, worldwide distributor of the recombinant human hyaluronidase described on Exhibit A (the “Product(s)”). Distributor shall distribute the Product (or any reformulation or part thereof) solely for use in the field of In Vitro Fertilization (IVF), which field expressly excludes in vivo therapeutic uses in humans or animals. Distributor hereby accepts such appointment and shall use its commercially reasonable efforts to promote, market, distribute and sell the Product.

1.2 Full Force. The parties acknowledge that Distributor’s acceptance of the terms and conditions of this Agreement are subject to Halozyme disclosing to Distributor adequate clinical documentation showing similar or better performance of Cumulase™ (the trademark of the Product) brand hyaluronidase in comparison with bovine or ovine hyaluronidase products in both mouse and human systems. Halozyme shall disclose such documentation to Distributor prior to Halozyme’s commercial launch of Cumulase™. If Halozyme cannot provide such documentation to the reasonable, good faith satisfaction of Distributor, Distributor shall have the right as its sole and exclusive remedy, and only for a period of thirty (30) days following Halozyme’s di sclosure of such documentation, to terminate this Agreement upon written notice to Halozyme. The provisions of Sections 5, 6, and 8 shall survive any such termination.

1.3 Independent Purchaser Status. Distributor shall be an independent purchaser and seller of the Product. Distributor shall not act as an agent or legal representative of Halozyme, nor shall Distributor have any right or power to act for or bind Halozyme in any respect or to pledge its credit. Except as expressly set forth herein, Distributor shall be free to resell the Product on such terms as it may, in its sole discretion, determine, including price, returns, credits and discounts. The detailed operations of Distributor under the Agreement are subject to the sole control and management of Distributor.

2.      Terms and Conditions of Supply of Products. Halozyme shall manufacture, sell and deliver, and Distributor shall purchase from Halozyme, such Products as Distributor requires for resale on the terms and subject to the conditions set forth below:

2.1 Price. The price for the Product shall be (a) the transfer price set forth on Exhibit A, or (b) in the event that the FDA or its foreign equivalent should materially change its regulatory policy(ies) resulting in an improved market for the Product (including without limitation a policy change resulting in the withdrawal of market approval for bovine or ovine hyaluronidase products), the price negotiated in good faith between the parties taking into account such policy change.
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*** Confidential material redacted and submitted separately to the Securities and Exchange Commission.

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2.2 Delivery. All the Products supplied under this Agreement shall be shipped f.o.b. place of manufacture in accordance with the delivery requirements specified by Distributor in accordance with Section 2.6 below to such location as designated by Distributor in the applicable purchase order. Distributor shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of the Products purchased by Distributor hereunder. Title and risk of loss and damages to the Products purchased by Distributor hereunder shall pass to Distributor upon placement by Halozyme with the common carrier selected by Di stributor. Distributor shall be entitled to cancel a purchase order without prior notice in the event of a delay in delivery that was within the reasonable control of Halozyme. In the event that such a delay in delivery exceeds thirty (30) days from the date of a written notice of delay from the Distributor to Halozyme the Distributor shall be entitled to terminate this Agreement.

2.3 Sales and Use Taxes. Distributor shall pay any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of the Product sold pursuant to this Agreement.

2.4 Payments. Distributor shall pay Halozyme within thirty (30) days from date of the applicable invoice by Halozyme to Distributor for all Products purchased hereunder for sale by Distributor. Distributor shall make all payments under the Agreement to Halozyme in United States dollars to such account as Halozyme advises Distributor from time to time.

2.5 Forecasts. On or before March 31st 2005, and prior to the first day of each calendar month thereafter, Distributor shall prepare and provide Halozyme with a written forecast of the estimated requirements of Distributor for each month in the succeeding twelve (12) months. Distributor shall be required to purchase one hundred percent (100%) of the quantity forecasted for the first three (3) month period of each forecast. With respect to the fourth (4th) through sixth (6th) month of each forecast, Distributor shall not increase or decrease the quantity forecasted for such month by more than twenty-five percent (25%) of the quantity estimated for such month in the previous forecast, without the prior express written consent of Halozyme. Halozyme shall meet Distributor’s delivery requirements specified in accordance with Section 2.6 below. Purchase orders cancelled under Section 2.2 and orders not replaced under Section 2.7 shall be counted as purchases by the Distributor under the forecasts.

2.6 Orders. Distributor shall make all purchases hereunder by submitting firm purchase orders to Halozyme. Each such purchase order shall be in writing in a form reasonably acceptable to Halozyme, and shall specify the quantity ordered, the transfer price therefor under Section 2.1 above, the place of delivery and the required delivery date therefor, which shall not be less than thirty (30) days after the date of such purchase order. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail. Any additional terms in such purchase order shall be of no force or effect unless expressly agreed to in writing by Halozyme.

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2.7 Returned Goods. If any Product does not conform to the specifications provided by Halozyme when received by Distributor (other than as a result of the action or inaction of the common carrier selected by Distributor) and does not pass Distributor’s quality control, for a period of twenty-one (21) days following the delivery of such Product to Distributor, Distributor shall have the right at its discretion to either (a) cancel its purchase order, in which case (i) Distributor shall then return such Product to Halozyme in accordance with the reasonable instructions of Halozyme or, on Halozyme’s request, dispose of such Product, and (ii) all costs for returning the Product shall be borne by Halozyme, or (b) request that Ha lozyme replace such Products within thirty (30) days following the receipt by Halozyme of a written notice of defect of such Product; provided, however, that if Halozyme fails to replace such Product in such thirty (30) days, Distributor shall be entitled to terminate this Agreement upon written notice to Halozyme. Such replacement Products shall be at no additional cost to Distributor if Distributor had previously paid Halozyme for the defective Products that have been returned or destroyed (as Halozyme directs). Prior to shipment, Distributor shall notify Halozyme of the nature of the product failure as per pre-established standard operating procedures. Halozyme reserves the right to re-test any such returned products.

2.8 Warranty. Halozyme warrants that all the Product delivered to Distributor pursuant to this Agreement shall conform to the specifications provided by Halozyme and shall be free from defects in material and workmanship. Moreover, Halozyme warrants that it holds full title to the Product, that it owns all intellectual property rights related to the Product that are necessary for the Distributor's purchase, promotion, marketing or sale of the Product in Vial Form and that such purchase, promotion, marketing or sale will not infringe any third party rights. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, HALOZYME MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT. HALOZYME DISCLAIMS ALL OTHER WAR RANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.9 Product Liability. Halozyme shall be liable to Distributor pursuant to applicable product liability legislation for damage to persons caused by defects in the Products delivered by Halozyme in Vial Form. Such liability shall not exceed a maximum liability in the aggregate under this Agreement of three million dollars ($3,000,000). Halozyme shall take out insurance with respect to the manufacture and sales of Products in such amounts as Halozyme customarily maintains with respect to the manufacture and sales of its other products, but in no event less than commercially reasonable amounts. Not more than once in any twelve (12) month period, upon Distributor’s written request Halozyme shall provide to Distributor evidence o f such insurance. If a third party raises a claim under the product liability legislation, the Distributor shall immediately inform Halozyme hereof.

2.10 Alternate Packaging. If Distributor desires to obtain any packaging configuration other than Halozyme’s standard packaging for the Product, the parties shall negotiate in good faith and attempt to reach mutually agreeable terms regarding such packaging configurations and the additional price therefore.

3.       Covenants of Distributor.

3.1 Sales Promotion. Distributor shall use its commercially reasonable efforts to promote the sale and use of the Product worldwide.

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3.2 Expenses. Distributor shall be responsible for all of its own expenses and employees in connection with its activities contemplated by the Agreement. Distributor shall incur no expense chargeable to Halozyme, except as may be specifically authorized in advance in writing in each case by Halozyme.

3.3 Exclusivity. Within *** months after, but not less than *** months after, both (a) the FDA gives marketing approval or clearance for the *** and (b) the first commercial shipment to Distributor, and for so long as Distributor is promoting the sale and use of the *** under this Agreement, Distributor shall not promote, market or sell any product that constitutes ***, unless distributor is expressly required to do so to satisfy pre-existing contracts.

3.4 Product formulation. Distributor shall have the right to reformulate and sell the Bulk Form of the Product (as defined in Exhibit A) solely in a reformulation prepared using Distributor’s own patented hyaluronidase formulation to the extent covered by, and in accordance with, FDA registration #_________ (the “Distributor Reformulation”). Distributor shall be solely responsible, at its own expense, for maintaining such FDA registration covering the Distributor Reformulation. Halozyme will allow Distributor to seek 510(k) clearance for SynVitro® Cumulase™ product as quickly as that of the Vial Form.

3.5 Bundling. Distributor is free to sell and transfer the formulated Bulk Form of the Product with the sale or transfer of any other of the Distributors products or services. For a period of one (1) year following the date Distributor commences distribution of the Vial Form (as defined in Exhibit A) of the Product, Distributor shall distribute each Vial Form of Product in separate individually boxed packaging with a separate invoice price.

3.6 Testing of Product. Distributor shall conduct the testing of the Product as set forth on Exhibit B.

4.      Regulatory Filings.

4.1 Distributor Obligations. If Distributor selects the Bulk Form (as defined in Exhibit A) of the Product, in whole or in part, Distributor shall obtain all required marketing approvals (if any) from the FDA or its foreign equivalent in every country in which Distributor promotes, markets or sells the resulting products. Distributor shall not promote, market or sell products resulting, in whole or in part, from the Bulk Form of the Product in a country unless and until Distributor has obtained such required marketing approval in such country. Distributor shall comply with all applicable regulatory requirements in any country in which Distributor promotes, markets or sells the Products or any products resulting from, in whole or in part, the Products. Distributor shall only sell the completed Vial Form (as defined in Exhibit A), and shall not re-sell the Bulk Form. In order for Halozyme to comply with Quality Systems Regulations (QSR’s) as promulgated by FDA and other regulatory authorities, Distributor must report to Halozyme any product complaints regarding the Product, within fourteen (14) days of the Distributor being informed of such complaint.

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4.2 Halozyme Obligations. Halozyme shall provide Distributor, upon Distributor’s request and at Distributor’s reasonable cost, such data and other information (including by granting necessary cross-reference rights) available to Halozyme, and shall execute such certificates and other instruments, as necessary to assist Distributor in obtaining all necessary product registrations for products resulting, in whole or in part, from the Bulk Form of the Product. Prior to incurring any such cost under this Section 4.2, Halozyme shall, upon Dis tributor’s request, notify Distributor of the estimated cost to provide any such requested data or other information.

5.       Confidentiality.

5.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information (as defined below) disclosed by the other party (including all Confidential Information disclosed prior to the term of this Agreement pursuant to a written confidentiality agreement between the parties), and shall not use, grant the use of or disclose to any third party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information. As used herein “Con fidential Information” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof) that is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information that the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the receiving party; (b) to have become publicly known, without the fault of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party; (c) to have been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information; (d) to have been otherwise known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (e) to have been independently developed by employees or agents on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party.

5.2 Terms of this Agreement. Except as otherwise provided herein, during the term of this Agreement and for a period of three (3) years thereafter, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to the execution of the Agreement, the parties have agreed in writing upon the substance of information that can be used to describe the terms of this transaction (including for the purpose of issuing a press release), and either party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent. Notwithstanding anything in this Agreement or in any ot her written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any other information relating to the transaction contemplated by this Agreement, including (without limitation) (i) an y portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

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5.3 Limitations on Disclosure. Each party shall limit the disclosure of the Confidential Information of the other party and the terms of this Agreement on a need-to-know basis to those directors, officers, employees, consultants, legal and financial advisors, or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

5.4 Permitted Disclosures. The confidentiality obligations contained in this Section 5 shall not apply to the extent that such disclosure is reasonably necessary in the following instances: (a) complying with an applicable law, regulation of a governmental agency or order of a court of competent jurisdiction, or responding to a subpoena, request for production of documents or other lawful court process, (b) obtaining approval to test or market a Product, (c) prosecuting or defending litigation, and (d) disclosure to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confident iality and non-use at least equivalent in scope to those set forth in this Section 5, provided in each case that the disclosing party shall provide written notice thereof to the other party and reasonable opportunity to object to such disclosure or to request confidential treatment thereof, if available.

6.       Intellectual Property Rights.

6.1 Patent Rights. Halozyme does not, either expressly or impliedly, grant any licenses to Distributor under any patents owned or controlled by Halozyme or under which Halozyme has any rights, except the right to sell and use the Product on the terms and subject to the conditions of the Agreement.

6.2 Trademarks and Trade Names. Distributor shall not use any of Halozyme’s trademarks, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except that (a) Distributor may identify itself as an authorized Distributor of Halozyme; (b) Distributor shall prominently mark, in addition to Distributor’s own trade dress, any packaging of the Vial Form, on the vial label, with the following brand name “CumulaseTM”; and on the package insert “Developed by Halozyme Therapeutics Inc., San Diego, California”; (c) Distributor may package Distributor Reformulations with the trademark SynVitro® Cumulase™ provided that there is a package insert accompanying such Distributor Reformulation including the following “Cumulase™ developed by Halozyme Therapeutics, Inc., San Diego, California, USA”; and (d) Distributor shall not register any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates any trade mark or trade name which Halozyme or any associated company owns or claims rights in. Any other use of Halozyme’s trademarks shall be subject to written prior approval from Halozyme. Any goodwill associated with any trade marks affixed or applied or used in relation to Products sold or otherwise distributed by Distributor pursuant to this Agreement shall accrue to the sole benefit of Halozyme. Nothing in this Agreement shall create an obligation on Halozyme to register or otherwise maintain in force any trademarks.

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6.3 Vial Form Product Markings. Distributor shall not alter, remove or modify any Halozyme trademarks, labels or markings, nor affix any other trademarks, labels, instructions, warnings or markings to or on the Products sold in Vial Form without Halozyme’s written consent; provided that Distributor may affix labels or other indices on such Products it distributes to identify it as the Distributor of Products so long as such labels do not cover and are not inconsistent with Halozyme’s trademarks, labels or markings.

6.4 Intellectual Property Infringement. The Distributor shall inform Halozyme immediately upon becoming aware of: (i) any infringements or risk of infringements by a third party of Halozyme’s intellectual property (including but not limited to brands, trademarks, copyrights, and patents), (ii) any infringements or risk of infringements by the Products of a third party’s intellectual property or claims of such by a third party. In the event of any such infringement, Distributor shall allow Halozyme to conduct (at Halozyme’s sole expense) the defense or settlement of any claim of intellectual property right infringement by or against a third party in relation to any of Halozyme’s intellectual property. Distribut or shall not compromise, settle or negotiate or make any statement on behalf of Halozyme. At Halozyme’s expense (as to reasonable out-of-pocket expenses only), Distributor shall cooperate with Halozyme in connection with any such infringement defense or prosecution.

6.5  Copyrights. Distributor hereby acknowledges that Halozyme has claimed, or may claim, copyright protection with respect to certain parts of the Products and the labels, inserts and other materials regarding the Products. Distributor further acknowledges the validity of Halozyme’s right to claim copyright protection with respect to such items. Distributor further acknowledges that Halozyme has the exclusive right (to the exclusion of all others) to claim the copyright protection with respect to all such items. If Distributor shall take any action or make any omission that is in any way inconsistent with Halozyme’s claim of copyright protection with respect to such items, such action or omissio n shall be a breach of this Agreement entitling Halozyme to terminate pursuant to Section 7.2 below. Nothing contained in this Section 6.5 shall prohibit Distributor from copying and distributing to its sales representatives Product advertising, literature and other materials prepared by or on behalf of Halozyme for the purpose of fulfilling Distributor’s obligations under the Agreement.

7.       Term and Termination.

7.1 Term. Unless terminated earlier pursuant to or Section 1.2 above or Section 7.2 below, the Agreement shall continue in full force and effect for a term expiring five (5) years following the first commercial shipment to Distributor (the “Initial Period”). Either party may terminate this Agreement to the end of the Initial Period by giving the other party twelve (12) months written notice. If not terminated, this Agreement will be prolonged for successive periods of two (2) years with a possibility for either party to terminate to the end of each prolonga tion period by giving the other party twelve (12) months written notice. The Parties shall enter into good faith negotiations for an amendment to this Agreement, or a subsequent agreement covering the subject matter of the Agreement, after three (3) years following the Effective Date, as part of the phase out of the Distributor’s ovine hyaluronidase product.

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7.2 Termination for Cause.

(a) Except as otherwise provided in Section 8.2, below, either party may terminate the Agreement upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within one hundred and twenty (120) days after notice thereof from the nonbreaching party.

(b) Halozyme shall have the right to terminate this Agreement, effective upon written notice to Distributor, if Distributor does not place an order for Product during any consecutive three (3) month period. Distributor shall have the right to terminate this Agreement, effective upon written notice to Halozyme, if Distributor having used its commercially reasonable efforts to promote, market, distribute and sell the Product is not able during any consecutive three (3) month period to generate profits on the sale of the Product which reasonably reflect the efforts of the Distributor and/or the Distributor’s loss of profits on products that constitute bovine or ovine hyaluronidase following from the exclusivity granted Halozyme under Section 3.3.

7.3 Effect of Expiration and Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 5, 6 and 8 shall survive the expiration or termination of the Agreement. Upon the expiration or termination by Halozyme of the Agreement, Halozyme shall have the right, at its option, to repurchase Distributor’s inventory of Vial Form Products at Distributor’s purchase price plus reasonable freight, insurance and duties. In the event of termination by the Distributor pursuant to Section 7.2(a), the Distributor shall have the right to sell the remaining stock of Products. Notwithstanding the foregoing, Distributor and Halozyme shall work together to ensure that outstanding orders for Products made and accepted pursuant to Section 2 prior to the date of such termination are fulfilled. The parties will enter into good faith negotiations and attempt to reach mutual agreement on terms by which the parties would provide each other with reasonable assistance enabling the Distributor to continue delivery of Products under still effective reasonable long-term contracts with customers on the terms and conditions provided for under this Agreement.

8.      Miscellaneous.

8.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, in the English language, delivered by any lawful means, and addressed to such other party at its address indicated in the preamble to this Agreement, or to such other address as the addressee shall have last furnished in writing to the addressor, and (except as otherwise provided in this Agreement) shall be effective upon receipt.

8.2 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

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8.3 Assignment. Distributor shall not, without the prior express written consent of Halozyme which shall not be unreasonably withheld or delayed, assign or transfer this Agreement or any of its rights or obligations hereunder, whether directly or indirectly, whether in whole or in part, or whether voluntarily, by operation of law, in connection with its merger, consolidation, sale of all or substantially all of its assets, change in control or similar transaction, or otherwise. Any assignment or transfer in violation of this Section 8.3 shall be void.

8.4 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisio ns of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

8.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements, understandings, or representations either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

8.6 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

8.7 Independent Contractors. It is expressly agreed that Halozyme and Distributor shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Halozyme nor Distributor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

8.8 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

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8.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the Effective Date.
MediCult A/S By: /s/ Lars Ronn Name: Lars Ronn Title: CEO	HALOZYME THERAPEUTICS, INC. By: /s/ Jonathan Lim Name: Jonathan Lim Title: President and CEO

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EXHIBIT A

Products

1.  Description of Product. A 10x concentrate (800 USP units/mL) of recombinant human hyaluronidase in buffered solution and stabilized with recombinant human serum albumin (rHSA).

2.   Product Forms. The Product is available in either (a) a 100 L labeled vial containing approximately 80 USP units of recombinant human hyaluronidase in the solution describe above (the “Vial Form”), or (b) a bottle containing approximately 80,000 USP units of the solution without the addition of recombinant HSA (rHSA) (the “Bulk Form”). The parties acknowledge and agree that the Vial Form shall not be available to Distributor under this Agreement for distribution in any country unless and until Halozyme has received the required marketing approval (if any) from the FDA or its foreign equivalent in such country. Distributor shall only re-sell the Vial Fo rm.

3.   Price. The following are the prices for the Vial Form and Bulk Form:

Form             Recommended List Price      Transfer Price

Vial Form               ***                ***

Bulk Form                                      ***                                        ***

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EXHIBIT B

Testing of Product

Distributor shall test each Product as follows.

(A)   With respect to each Vial Form of Product purchased from Halozyme, Distributor shall visually inspect each product for proper labeling prior to shipment.

(B)   With respect to each Bulk Form of Product purchased from Halozyme, Distributor shall test each lot of finished product derived by Distributor from such Bulk Form of Product as follows (i) determine the potency of the recombinant human hyaluronidase by USP monograph, (ii) verify the sterility of the product, (iii) verify the pH, (iv) conduct a mouse embryo toxicity assay, and (v) verify the osmolality. All product testing must be performed with validated procedures.

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